American Balanced Fund
One Market Street, Steuart Tower, Suite 2000
San Francisco, CA 94105-1409

Telephone (415) 421-9360
Fax (415) 393-7140

June 30, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$322,380
Class B	$4,563
Class C	$22,110
Class F1	$15,244
Class F2	$4,967
Total	$369,264
Class 529-A	$18,903
Class 529-B	$514
Class 529-C	$3,334
Class 529-E	$854
Class 529-F1	$826
Class R-1	$670
Class R-2	$6,328
Class R-3	$20,426
Class R-4	$30,271
Class R-5	$22,390
Class R-6	$27,194
Total	$131,710

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1900
Class B	$0.1017
Class C	$0.1043
Class F1	$0.1875
Class F2	$0.2124
Class 529-A	$0.1808
Class 529-B	$0.0902
Class 529-C	$0.0970
Class 529-E	$0.1542
Class 529-F1	$0.2045
Class R-1	$0.1073
Class R-2	$0.1124
Class R-3	$0.1558
Class R-4	$0.1883
Class R-5	$0.2201
Class R-6	$0.2255

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,713,376
Class B	41,564
Class C	213,560
Class F1	85,501
Class F2	25,543
Total	2,079,544
Class 529-A	105,846
Class 529-B	5,416
Class 529-C	34,654
Class 529-E	5,590
Class 529-F1	4,045
Class R-1	6,347
Class R-2	56,080
Class R-3	131,039
Class R-4	162,649
Class R-5	101,956
Class R-6	127,508
Total	741,130

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$22.08
Class B	$22.03
Class C	$21.98
Class F1	$22.07
Class F2	$22.07
Class 529-A	$22.05
Class 529-B	$22.07
Class 529-C	$22.04
Class 529-E	$22.04
Class 529-F1	$22.04
Class R-1	$21.96
Class R-2	$21.97
Class R-3	$21.99
Class R-4	$22.05
Class R-5	$22.09
Class R-6	$22.08